Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
HEALTH BENEFITS DIRECT CORPORATION
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Health Benefits Direct Corporation, a Delaware corporation (the “Company”), hereby certifies that:
          1. The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at ninety million (90,000,000) shares of common stock, par value $.001 per share, and ten million (10,000,000) shares of preferred stock, par value $.001 per share.
          2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
          3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on January 12, 2009, adopted resolutions (i) authorizing the issuance and sale of up to Three Million Four Hundred Thirty Seven Thousand Five Hundred (3,437,500) shares of the Company’s preferred stock and (ii) approving this final form of the Certificate of Designation of Series A Convertible Preferred Stock establishing the number of shares to be included in such series of Preferred Stock and fixing the designation, powers, preferences and rights of the shares of the Series A Convertible Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.
     The designation of the series of preferred stock shall be “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock.
Section 2. Number of Shares.
     The number of authorized shares of Convertible Preferred Stock shall be Three Million Four Hundred Thirty Seven Thousand Five Hundred (3,437,500). That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.
Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:
     “Board of Directors” has the meaning set forth in the recitals above.
     “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.
     “Closing Price” of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.
     “Common Stock” means the common stock of the Company, par value $0.001 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
     “Common Stock Authorization Date” means the date on which either (1) an amendment to the Company’s certificate of incorporation increasing the number of the Company’s authorized shares of Common Stock to 200,000,000 shall have been filed with Secretary of State of the State of Delaware and become effective or (2) the full number of shares of Common Stock issuable upon conversion of or exercise of all securities (including the Convertible Preferred Stock) issued by the Company pursuant to the Securities Purchase Agreement dated January 14, 2009 by and among the Company and the investors identified therein have become available and reserved for issuance upon exercise or conversion of such securities.
     “Conversion Date” has the meaning set forth in Section 6(b).
     “Conversion Time” has the meaning set forth in Section 6(b).
     “Convertible Preferred Stock” has the meaning set forth in Section 1.
     “Convertible Preferred Stock Liquidation Amount” has the meaning set forth in Section 5(a)(ii).
     “Convertible Preferred Stock Original Issue Price” means Four Dollars ($4.00) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Convertible Preferred Stock.
     “Deemed Liquidation Event” has the meaning set forth in Section 5(c)(ii).
     “Fundamental Transaction” means (1) any merger or consolidation of the Company with or into another Person, (2) any sale of all or substantially all of the Company’s assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.
     “Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     “Initial Consideration” has the meaning set forth in Section 5(c)(iv).
     “Junior Stock” means the Common Stock and any class or series of stock of the Company now existing or hereafter authorized over which Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Multiple Amount” shall initially be 20, subject to adjustment pursuant to the provisions hereof.

     “Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
     “Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Holders.
     “Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Convertible Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
     “Payment Date” shall have the meaning set forth in Section 4(a).
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     “Senior Stock” means any class or series of stock of the Company hereafter authorized which has preference or priority over the Convertible Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Trading Day” means a day on which the New York Stock Exchange is open for trading.
Section 4. Dividends and Distributions.
     (a) Rate. At such time, if any, as the Board of Directors or any duly authorized committee thereof declares a dividend or distribution on any shares of Common Stock, the Holders of the Convertible Preferred Stock shall be entitled to receive, for each share of Convertible Preferred Stock held by them, a dividend or distribution, as the case may be, in an amount equal to the product of (1) the dividend or distribution declared with respect to one share of Common Stock times (2) the Multiple Amount. Such dividend or distribution on the shares of Convertible Preferred Stock shall be made on the dividend or distribution payment date for the corresponding shares of Common Stock (a “Payment Date”).
     (b) Priority. So long as any share of Convertible Preferred Stock remains outstanding, unless as to a Payment Date full dividends or distributions on all outstanding shares of the Convertible Preferred Stock have been declared and made or declared and a sufficient sum or amount of other property for paying those dividends or making those distributions has been set aside for payment on the Payment Date, the Company will not, and will cause its subsidiaries not to, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto.
     (c) Conversion Following A Record Date. If the Conversion Time for the Convertible Preferred Stock is prior to the close of business on a record date for any declared dividend or distribution, the Holder of such shares will not be entitled to any such dividend or distribution. If the Conversion Time for the Convertible Preferred Stock is after the close of business on a record date for any declared dividend or distribution, but prior to the corresponding Payment Date, the Holder of such shares shall be entitled to receive such dividend or distribution, notwithstanding the conversion of such shares prior to the Payment Date.
     (d) Certain Distributions Excluded. The provisions of this Section 4 shall not apply to any distribution of Common Stock resulting in an adjustment to the Multiple Amount pursuant to Section 7 hereof.
Section 5. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
     (a) Preferential Payments to Holders of Convertible Preferred Stock.
               (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Holder of Convertible Preferred Stock shall be entitled, in accordance with Sections 5(a)(ii) and 5(b) below, at such Holder’s election, to (A) receive for each share of Convertible Preferred Stock the Convertible Preferred Stock Liquidation Amount (as defined below) or (B) participate in the payments to the Holders of Junior Stock under Section 5(b) on an as converted to Common Stock basis.
               (ii) After the payment or setting aside for payment of any amounts payable to the holders of Senior Stock having a priority as to distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two and a half (2.5) times the Convertible Preferred Stock Original Issue Price, plus any dividends declared, but unpaid thereon (the “Convertible Preferred Stock Liquidation Amount”) and (ii) the product of (A) the distribution that would be made with respect to one share of Junior Stock in any liquidation event under Section 5(b) (without, for purposes of this calculation, taking into account the payment of any Convertible Preferred Stock Liquidation Amount) times (B) the Multiple Amount. If upon any such liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders of the shares of Convertible Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the Holders of shares of Convertible Preferred Stock shall share ratably in the distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
     (b) Distribution to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of the Convertible Preferred Stock Liquidation Payment under Section 5(a) (if any), the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the Junior Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of the affairs of the Company.
     (c) Deemed Liquidation Events.
               (i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Convertible Preferred Stock elect otherwise by written notice sent to the Company at least three (3) days prior to the effective date of any such event:
                    (A) a merger, consolidation, or share exchange in which
                         (1) the Company is a constituent corporation; or
                         (2) a subsidiary of the Company is a constituent corporation and the Company issues shares of its capital stock pursuant to such merger, consolidation, or share exchange, except any such merger, consolidation, or share exchange involving the Company or a subsidiary in which the shares of capital stock outstanding immediately prior to such merger, consolidation, or share exchange continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, consolidation or share exchange, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation, or share exchange, the parent corporation of such surviving or resulting corporation.
                    (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or the sale or disposition of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.
                    (C) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property in which the holders of a majority of the shares of Common Stock elect to tender or exchange their shares of Common Stock.
                    (D) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted or exchanged for other securities, cash or property.
               (ii) Effecting a Deemed Liquidation Event.
                    (A) The Company shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(c)(i)(A) unless the agreement or plan of merger, consolidation, or share exchange provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 5(a) and 5(b).
                    (B) In the event of a Deemed Liquidation Event referred to in Section 5(B), (C), or (D), if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each Holder of Convertible Preferred Stock no later than the ninetieth (90th) day after such Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of the Convertible Preferred Stock and (2) if the Holders of a majority of the then outstanding shares of Convertible Preferred Stock so request in a written instrument delivered to the Company within one hundred twenty (120) days after the Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event, if any, together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Convertible Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all of the outstanding shares of Convertible Preferred Stock, the Company shall redeem a pro rata portion of each Holder’s shares of Convertible Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 5.2(c)(ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in such Deemed Liquidation Event.
               (iii) Amount Deemed Paid or Distributed The amount deemed paid or distributed to the holders of capital stock upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption, or reclassification or compulsory share exchange, shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.
               (iv) Allocation of Escrow. In the event of a Deemed Liquidation Event, if any of the consideration payable to the stockholders is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the relevant agreement to which the Company is a party shall provide that (a) the portion of such consideration that is not placed in escrow and is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 5(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 5(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
Section 6. Conversion.
     The Holders of the Convertible Preferred Stock shall have the following conversion rights:
     (a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the Common Stock Authorization Date, and from time to time thereafter, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and nonassessable shares of Common Stock equal to the product of (A) one share of Common Stock times (B) the Multiple Amount, plus cash in lieu of any fractional shares.

     (b) Mechanics of Conversion. To convert shares of Convertible Preferred Stock into shares of Common Stock, a Holder shall surrender such Holder’s certificate of such shares of Convertible Preferred Stock (or if such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of such loss, theft or destruction), together with written notice that such Holder elects to convert all or any number of the shares of Convertible Preferred Stock represented by such certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or such Holder’s attorney duly authorized in writing. The date of receipt by the Company of such certificates (or lost certificate affidavit and agreement) and notice shall be the date of conversion (the “Conversion Date”) and the close of business on the Conversion Date shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Date. The Company shall, within three (3) Trading Days after the Conversion Date, (A) issue and deliver to the Holder or such Holder’s nominee a certificate or certificates for the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number of shares, if any, of Convertible Preferred Stock represented by the surrendered certificate (or lost certificate affidavit and agreement) that were not converted into Common Stock, (B) pay cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (C) pay all declared but unpaid dividends on the shares of Convertible Preferred Stock converted.
     (c) Status of Convertible Preferred Stock after Conversion Time. Effective immediately after the Conversion Time, dividends shall no longer be declared on any converted shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.
     (d) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 7, shall be made in respect of dividends or distributions payable to holders of the Common Stock of record as of any date prior to the Conversion Date. Prior to the Conversion Date, shares of Common Stock or other securities issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

     (e) Reacquired Shares. Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock, but not to an amount less than the number of shares of Convertible Preferred Stock outstanding.
     (f) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
     (g) Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.
Section 7. Adjustments to the Multiple Amount.
     (a) Adjustments. If the Company, at any time prior to the conversion of the shares of Convertible Preferred Stock into Common Stock, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Multiple Amount shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this Section 7(a) shall become effective immediately after the Record Date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(a) occurs during the period that the Multiple Amount is calculated hereunder, then the calculation of the Multiple Amount shall be adjusted appropriately to reflect such event.

     (b) Successive Adjustments. After an adjustment to the Multiple Amount under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to such Multiple Amount as so adjusted.
     (c) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Multiple Amount pursuant to this Section 7(a) under more than one clause thereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
     (d) Other Adjustments. The Company may, but shall not be required to, make such increases in the Multiple Amount, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
     (e) Notice of Adjustments. Whenever the Multiple Amount is adjusted as provided under this Section 7, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to this Section 7, compute the adjusted applicable Multiple Amount in accordance with this Section 7 and prepare and transmit to the Holders an Officers’ Certificate setting forth the applicable Multiple Amount, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based.
Section 8. Rights in Connection with Certain Events.
     Subject to the provisions of Section 5(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7(a)), then following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Convertible Preferred Stock (assuming for such purpose that the Convertible Preferred Stock is then convertible regardless of whether the Common Stock Authorization Date has occurred) immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of Sections 6 and 7 with respect to the rights and interests thereafter of the Holders of the Convertible Preferred Stock, to the end that the provisions set forth in Sections 6 and 7 (including provisions with respect to changes in and other adjustments of the Multiple Amount) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon conversion of the Convertible Preferred Stock. The terms of any agreement or plan pursuant to which any reorganization, recapitalization, reclassification, consolidation or merger is effected shall include terms requiring compliance with the provisions of Sections 6 and 7 and this Section 8.
Section 9. Notice of Record Date.
     In the event:
     (a) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or capital stock of any class or any other securities, or to receive any other security; or
     (b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event; or
     (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Holders of the Convertible Preferred Stock a notice specifying, as the case may be, (i) the Record Date for such dividend, distribution or right, and the amount and character of such dividend, distribution, or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which holders of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) shall be entitled to exchange their Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least twenty (20) days prior to the Record Date or effective date for the event specified in such notice.
Section 10. Voting Rights.
     (a) General. The Holders of Convertible Preferred Stock shall be entitled to vote together with the holders of Common Stock as one class, with each share of Convertible Preferred Stock being entitled to an amount of votes equal to the product of (i) the number of votes to which one share of Common Stock is entitled times (ii) the Multiple Amount.
     (b) Separate Class Vote. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Convertible Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Convertible Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:
               (i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designation creating the Convertible Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Convertible Preferred Stock so as to affect them adversely; provided that, following the Common Stock Authorization Date, the Company may, without the vote or consent of the Holders of at least two-thirds of the shares of Convertible Preferred Stock, reduce the number of authorized shares of Convertible Preferred Stock to a number equal to the shares of Convertible Preferred Stock then outstanding;
               (ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock unless such capital stock ranks junior to the Convertible Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company (including a Deemed Liquidation Event); or
               (iii) any issuance of Common Stock prior to the Common Stock Authorization Date, except pursuant to (A) rights, options or warrants to subscribe for, purchase, or otherwise acquire Common Stock (“Options”) outstanding on the date of initial issuance of the Convertible Preferred Stock, (B) securities convertible into or exchangeable for Common Stock (“Convertible Securities”) outstanding on the date of initial issuance of the Convertible Preferred Stock, (C) any equity compensation plan for the benefit of employees of, or consultants to, the Company approved by the Board of Directors and in existence on the date of initial issuance of the Convertible Preferred Stock, and (D) the Convertible Preferred Stock or Options or Convertible Securities issued to the Holders of the Convertible Preferred Stock.
     (c) Approval of Fundamental Transactions. Regardless of whether or not any such approval is required by Delaware law, for so long as 1,000,000 shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Convertible Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Convertible Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating a Fundamental Transaction, unless such transaction, when consummated, will provide the Holders an amount per share equal to two and a half (2.5) times the Convertible Preferred Stock Original Issue Price, plus any dividends declared, but unpaid thereon.

Section 11. Preemption.
     The Holders shall not have any rights of preemption, except as the Company may otherwise agree in writing.
Section 12. Repurchase.
     Subject to the limitations imposed herein, the Company may purchase and sell Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Convertible Preferred Stock, the Company will procure that voting rights in respect of such Convertible Preferred Stock are not exercised.
Section 13. Unissued or Reacquired Shares.
     Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
Section 14. No Sinking Fund.
     Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.
Section 16. Delivery of Common Stock.
     (a) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (b) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (c) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred

Stock, the Company shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
     (d) Listing. The Company hereby covenants and agrees that, if on the Conversion Date the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed the shares of Common Stock issued upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
Section 16. Replacement Certificates.
     If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company or its transfer agent, if any, for the Convertible Preferred Stock. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company or its transfer agent, if any, for the Convertible Preferred Stock of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any reasonable indemnity that may be required by such transfer agent and the Company.
Section 17. Transfer Taxes.
     The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 18. Notices.
     All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 150 North Radnor-Chester Road, Radnor Financial Center, Suite B101, Radnor, Pennsylvania 19087 (Attention: Corporate Secretary) or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
Section 19. No Impairment.
     The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment.
     IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Chief Financial Officer and Chief Operating Officer this 14th day of January, 2009.

HEALTH BENEFITS DIRECT CORPORATION

By:	/s/ANTHONY R. VERDI

Name: Anthony R. Verdi
Title: Chief Financial Officer and Chief Operating Officer